                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                         Commission File Number 000-32507

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                           NOTIFICATION OF LATE FILING

(Check One):   [ ] Form 10-KSB   [_] Form 11-K   [_] Form 20-F   [X] Form 10-QSB

               [_] Form N-SAR

               For Period Ended:  SEPTEMBER 30, 2005

     [_]  Transition Report on Form 10-K

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form 11-K

     [_]  Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:

     Read attached  instruction  sheet before  preparing  form.  Please print or type.

     Nothing in this form shall be  construed to imply that the  Commission  has verified any information contained herein.

     If the  notification  relates  to a portion of the  filing  checked  above,

identify the item(s) to which the notification relates:

                                     PART I

                             REGISTRANT INFORMATION

                             EGPI FIRECREEK, INC.

                   (formerly known as Energy Producers, Inc.)

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                            Full Name of Registrant

                            6564 Smoke Tree Lane

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           Address of Principal Executive Office (Street and Number)

                             Scottsdale, Arizona   85253

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                            City, State and Zip Code

                                    PART II

                             RULE 12b-25(b) AND (c)

     If the subject  report could not be filed  without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

[X]  |    (a)  The reasons  described in  reasonable  detail in Part III of this

     |         form  could  not be  eliminated  without  unreasonable  effort or

     |         expense;

     |

     |    (b)  The subject annual report,  semi-annual report, transition report

     |         on Form 10-K,  Form  20-F,  Form 11-K or Form  N-SAR,  or portion

[X]  |         thereof  will  be  filed  on or  before  the  15th  calendar  day

     |         following  the  prescribed  due date;  or the  subject  quarterly

     |         report or  transition report on  Form 10-QSB, or  portion thereof

     |         will be filed on or  before  the  fifth  calendar  day  following

     |         the prescribed due date; and

     |

     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule

     |         12b-25(c) has been attached if applicable.

                                    PART III

                                    NARRATIVE

     State below in reasonable  detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the  transition  report  portion  thereof  could  not  be  filed  within  the prescribed time period. (Attach extra sheets if needed.)

          The  Form  10-QSB for the  quarterly period  ended  September 30, 2005 for EGPI FIRECREEK, INC. could not be filed within the  prescribed period because the Company was unable to complete  certain  information  critical to filing a timely and accurate  report on  the  internal financial aspects of the Company.  Such inability  could not have been  eliminated by the registrant without unreasonable effort or expense.

                          PART IV -- OTHER INFORMATION

     (1) Name and  telephone  number  of  person  to  contact  in regard to this notification

Dennis R. Alexander       480           948-6581

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(Name)                (Area Code)   (Telephone Number)

     (2) Have all other  periodic  reports  required under Section 13 or 15(d)of the Securities  Exchange Act of 1934 or Section 30 of the Investment Company Act

of 1940  during the  preceding  12 months or for such  shorter  period  that the registrant  was  required to file such  report(s)  been filed?  If answer is no,

identify report(s). [X] Yes [ ] No

     (3) Is it anticipated that any significant  change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings  statements to be included in the subject report or portion thereof?

[ ]Yes   [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

EGPI FIRECREEK, INC.

(Name of Registrant as Specified in Charter)

has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date: November 14, 2005

By: /s/ Dennis R. Alexander

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Dennis R. Alexander, Chairman and

   Chief Financial Officer